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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Turnpoint Global, Inc.

 We hereby consent to this inclusion in this Registration Statement on Form S-1, of our report dated May 26, 2010, of Turnpoint Global, Inc. relating to the financial statements as of March 31, 2010, and the reference to our firm under the caption “Experts” in the Registration Statement.

 /s/ M&K CPAS, PLLC

 Houston, Texas

June 8, 2010